Exhibit H(8)

Amendment

dated February 16, 2012 to

Administrative and Shareholder Services Agreements

WHEREAS, MassMutual Select Funds (the “Trust”) on behalf of each of its series as set forth on Appendix A (each a “Fund” and together the “Funds”) and Massachusetts Mutual Life Insurance Company (the “Manager”) have entered into Administrative and Shareholder Services Agreements (the “Agreements”).

WHEREAS, the Trust, on behalf of each Fund, and the Manager wish to amend the Agreements as follows:

Pursuant to Article V, Section C, the following hereby replaces, in its entirety, Article II, Section A: Expenses

ARTICLE II: EXPENSES

A. Expenses. The Manager shall assume all expenses of the Trust and the Fund, including the Manager’s reasonable out-of-pocket disbursements; provided, however, that the Fund or the Trust shall pay:

1.	Taxes and corporate fees payable to governmental agencies;

2.	Brokerage commissions (which may be higher than other brokers would charge if paid to a broker which provides brokerage and research services to the Manager for use in providing investment advice and management to the Fund and other accounts over which the Manager exercises investment discretion) and other capital items payable in connection with the purchase or sale of the Fund’s investments (The words “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.);

3.	Interest on account of any borrowing by the Fund;

4.	Fees and expenses of the Trust’s Trustees who are not officers or employees of the Manager or an affiliate;

5.	Fees payable to the Trust’s certified independent public accountants;

6.	Fees paid to the Trust’s independent legal counsel;

7.	Fees paid to the Trust’s outside legal counsel;

8.	Fees paid to the Fund’s custodian;

9.	Fees paid to the Fund’s Investment Manager;

10.	Payments due pursuant to any 12b-1 Plan adopted by the Trust and applicable to the Fund;

11.	Fees paid for each Fund’s fidelity bond insurance;

12.	Fees paid for D&O insurance for the Trust’s Trustees;

13.	Fees paid to the Trust’s service provider for compliance with the Trust’s annual Form N-PX filing;

14.	Fees paid for subscriptions to investment company-related periodicals for the Trust’s Trustees;

15.	Fees and expenses related to (i) Board-related matters, (ii) the production and printing of periodic reports including, but not limited to, annual and semi-annual reports and (iii) the production and printing of prospectuses that are sent to existing, and not prospective, shareholders; and

16.	Fees paid to independent third parties for materials to be used in connection with the Trustees’ annual approval of investment management and investment sub-advisory agreements for the Funds.

17.	Certain fees paid to the Trust’s Chief Compliance Officer as agreed upon from time to time by the Trust and the Manager.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

MASSMUTUAL SELECT FUNDS on behalf of each of its series

By:	/s/ Nicholas Palmerino
Nicholas Palmerino
CFO and Treasurer

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Eric Wietsma
Eric Wietsma
Senior Vice President

APPENDIX A

MassMutual Select PIMCO Total Return Fund

MassMutual Select Strategic Bond Fund

MassMutual Select Strategic Balanced Fund

MassMutual Select BlackRock Global Allocation Fund

MassMutual Select Diversified Value Fund

MassMutual Select Fundamental Value Fund

MassMutual Select Value Equity Fund

MassMutual Select Large Cap Value Fund

MassMutual Select Indexed Equity Fund

MassMutual Select Core Opportunities Fund

MassMutual Select Blue Chip Growth Fund

MassMutual Select Large Cap Growth Fund

MassMutual Select Growth Opportunities Fund

MassMutual Select NASDAQ-100® Fund

MassMutual Select Focused Value Fund

MassMutual Select Mid-Cap Value Fund

MassMutual Select Small Cap Value Equity Fund

MassMutual Select Small Company Value Fund

MassMutual Select Mid Cap Growth Equity II Fund

MassMutual Select Small Cap Growth Equity Fund

MassMutual Select Small Company Growth Fund

MassMutual Select Diversified International Fund

MassMutual Select Overseas Fund

MassMutual RetireSMARTSM Conservative Fund

MassMutual RetireSMARTSM Moderate Fund

MassMutual RetireSMARTSM Moderate Growth Fund

MassMutual RetireSMARTSM Growth Fund

MassMutual RetireSMARTSM In Retirement Fund

MassMutual RetireSMARTSM 2010 Fund

MassMutual RetireSMARTSM 2015 Fund

MassMutual RetireSMARTSM 2020 Fund

MassMutual RetireSMARTSM 2025 Fund

MassMutual RetireSMARTSM 2030 Fund

MassMutual RetireSMARTSM 2035 Fund

MassMutual RetireSMARTSM 2040 Fund

MassMutual RetireSMARTSM 2045 Fund

MassMutual RetireSMARTSM 2050 Fund